EXHIBIT 16.1

May 6, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated May 3, 2002 of Liberate Technologies to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

cc: Ms. Nancy Hilker, CFO, Liberate Technologies